Exhibit 10.12

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

TERMINATION AND LICENSE AGREEMENT

THIS TERMINATION AND LICENSE AGREEMENT (“Agreement”), effective as of December 18, 2003 (“Effective Date”), is made by and among Eli Lilly and Company, a corporation organized under the laws of the State of Indiana, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana, 46285 (hereinafter “Lilly”), Pharmaceutical Product Development, Inc., a corporation organized under the laws of the State of North Carolina (hereinafter “PPD”), GenuPro, Inc., a wholly-owned subsidiary of PPD, and a corporation organized under the laws of North Carolina (hereinafter “GenuPro”) and APBI Holdings, LLC, a wholly-owned subsidiary of PPD, and a limited liability company organized under the laws of North Carolina (hereinafter “APBI Holdings”). (Each party to this Agreement is hereinafter referred to as a “Party”, or collectively, the “Parties.” All references to a Party shall be deemed to include that Party’s Affiliates).

Recitals

A. Lilly, PPD and GenuPro are parties to a Development and License Agreement effective as of May 22, 1998 (as amended to date, the “Development Agreement”).

B. Pursuant to the Development Agreement, Lilly has granted GenuPro certain intellectual property licenses related to, among other things, a pharmaceutical composition known as Dapoxetine.

C. As permitted by the Development Agreement, GenuPro has sublicensed to Alza, Corporation (“Alza”) certain rights to develop and market Dapoxetine in exchange for which GenuPro is entitled to receive certain milestone, royalty and other payments from Alza. Pursuant to the Development Agreement, Lilly is entitled to receive from GenuPro a portion of the payments received by GenuPro from Alza.

D. The parties now desire to, among other things, (i) terminate the Development Agreement, (ii) transfer to APBI Holdings ownership of certain Lilly patents licensed to GenuPro pursuant to the Development Agreement and (iii) provide for an up-front cash payment to Lilly by APBI Holdings and a royalty based on Net Sales of Dapoxetine (as defined herein below), all in accordance with the terms and conditions of this Agreement.

In consideration of the Recitals and the mutual covenants and promises contained herein, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

Definitions

As used herein, the following terms shall have the meaning indicated:

1.1 “Affiliate” means, with respect to a Party, any Person directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition, the term “controlled” (including the terms “controlled by” and “under common control with”) means the direct or indirect ability or power to direct or cause the direction of management policies of a person or otherwise direct the affairs of such person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.2 “Applicable Laws” means all applicable laws, ordinances, rules and regulations of any kind whatsoever of any governmental (including international, foreign, federal, state and local) or regulatory authority, including, without limitation, all laws, ordinances, rules and regulations promulgated by the U.S. Food and Drug Administration (“FDA”).

1.3 “Calendar Quarter” means the three (3) month period ending on March 31, June 30, September 30 or December 31.

1.4 “Calendar Year” means the twelve (12) month period ending on December 31.

1.5 “Compounds” means those compounds other than Dapoxetine covered by a Valid Claim within the scope of the Licensed Patents.

1.6 “Confidential Information” means information received (whether disclosed in writing, electronically, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) that the Disclosing Party reasonably considers proprietary and confidential unless in each case such information, as shown by competent evidence:

(a) was known to the Receiving Party or to the public prior to the Disclosing Party’s disclosure, as demonstrated by contemporaneous written records;

(b) became known to the public, after the Disclosing Party’s disclosure hereunder, other than through a breach of the confidentiality provisions of this Agreement by the Receiving Party or any Person to whom such Receiving Party disclosed such information;

(c) was subsequently disclosed to the Receiving Party by a Person having a legal right to disclose, without any restrictions, such information or data; or

(d) was developed by the Receiving Party independent of the Disclosing Party’s Confidential Information.

1.7 “Damages” means any and all costs, losses, claims, demands for payment, government enforcement actions, liabilities, fines, penalties, expenses, court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any court-imposed interest in connection therewith).

1.8 “Dapoxetine” [*]

1.9 “Data Exclusivity Period” means the period during which the FDA (or, in countries other than the United States, an equivalent regulatory agency) prohibits reference, without the consent of the owner, to the clinical and other data that is contained in any application for marketing or regulatory approval.

1.10 “Effective Date” shall have the meaning set forth in the first paragraph hereof.

1.11 “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.12 “GenuPro Field” shall mean all therapeutic indications for use in humans (i.e. specifically excluding use in animals) within the urogenital area, including primary urinary incontinence, urge, stress and mixed incontinence, urinary urgency, interstitial cystitis, neurogenic bladder, bladder sphincter dyssynergia and irritative symptoms of benign prostate hypertrophy, hypoactive sexual desire, hyperactive sexual desire, impotence, retarded ejaculation, premature ejaculation, delayed orgasm and anorgasmia.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.13 “GenuPro Improvements” means any inventions, patentable or not, information and/or data relating to Compound and/or Dapoxetine, including clinical trial information, processes, formulations, modes of delivery and/or other data that are owned or controlled by GenuPro (i) in the case of Dapoxetine, during the term of this Agreement and (ii) in the case of Compounds, as of the Effective Date.

1.14 “GenuPro Know-How” means any unpatented or unpatentable inventions, information, data, drawings, plans, specifications and designs relating to Dapoxetine or Compounds that is owned or controlled by GenuPro (i) in the case of Dapoxetine, during the term of this Agreement and (ii) in the case of Compounds, as of the Effective Date including, in particular, any preclinical, clinical, toxicology, and/or ADME information or data. GenuPro Know-How shall not include GenuPro Manufacturing Know-How or computer software.

1.15 “GenuPro Manufacturing Know-How” shall mean any unpatented or unpatentable information and/or data relating to Dapoxetine and/or Compounds necessary for one skilled in the art of large scale synthetic molecule synthesis to synthesize and manufacture Dapoxetine and/or Compounds, including processes therefore, that is owned or controlled by GenuPro (i) in the case of Dapoxetine, during the term of this Agreement and (ii) in the case of Compounds, as of the Effective Date.

1.16 “Licensed Patents” means those patents and patent applications listed in Exhibit A attached hereto and any resulting issued patents arising out of or that may claim priority to such patents and patent applications and that arise from inventions disclosed therein and all national stage applications, divisionals, continuations and continuations in part that may arise out of or may claim priority to these patents and applications and any reissues, reexaminations, extensions and supplemental protection certificates arising from such patents.

1.17 “Lilly Improvements” means any inventions, patentable or not, information and/or data relating to Dapoxetine including, without limitation, processes, formulations, modes of delivery and/or other data, that are owned or controlled by Lilly during the term of this Agreement.

1.18 “Lilly Manufacturing Know-How” shall mean any unpatented or unpatentable information and/or data relating to Dapoxetine necessary for one skilled in the art of large scale synthetic molecule synthesis to synthesize and manufacture Dapoxetine, including processes therefore, that is owned or controlled by Lilly, during the term of this Agreement.

1.19 “Lilly Know-How” means any unpatented or unpatentable inventions, information, data, drawings, plans, specifications and designs relating to Dapoxetine owned or controlled by Lilly during the term of this Agreement including, in particular, any preclinical, clinical, toxicology and/or ADME information or data. Lilly Know-How shall not include Lilly Manufacturing Know-How or computer software.

1.20 “Lilly Field” shall mean all uses except for the GenuPro Field.

1.21 “Net Sales” means, with respect to Product, the total amount billed or invoiced by any Permitted Seller to unrelated Third Persons for sales of Product in the Territory less the following deductions calculated in accordance with GAAP, consistently applied:

(i) trade, cash and quantity discounts actually taken on such;

(ii) taxes on sales (such as sales or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iii) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and

(iv) reserves for amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates or commissions, made in accordance with generally accepted accounting principles and Permitted Seller’s accounting policies.

Sales between GenuPro and its Affiliates and licensees and Permitted Sellers and their Affiliates and licensees shall not be treated as Net Sales hereunder.

In the event the Product is sold by the Permitted Seller as part of a combination product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above) of the combination product by the fraction A/(A+B), where A is Permitted Seller’s published sales price of the Product when sold separately in finished form and B is Permitted Seller’s published sales price of the other product(s) sold separately in finished form. In the event that such published sales price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be mutually agreed by the parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld.

Such Net Sales shall be determined from the books and records of the Permitted Seller, maintained in accordance with GAAP, consistently applied. For purposes of this definition Net Sales shall be deemed to have occurred upon invoicing of such Product or if not invoiced, then when delivered, shipped, or paid for, whichever comes first. Further, in determining such amounts, the Permitted Seller will use its then current standard procedures and methodology. The translation of foreign currency sales into U.S. Dollars will be based on the exchange rates published in the Wall Street Journal on the last business day of the applicable Calendar Quarter. For purposes of calculating Net Sales, in the case of a sale or other disposal of Product for value other than in an arm’s-length transaction exclusively for money, such as barter or counter-trade, the amount of such sale shall be calculated using the fair market value of such Product (if higher than the stated sales price) in the country of disposition.

1.22 “Permitted Seller” means APBI Holdings, GenuPro and any assignee, licensee or sublicensee having the right to sell Product, including without limitation, Alza and any permitted assignee, licensee or sublicensee of Alza, but excluding Lilly.

1.23 “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.

1.24 “Product” means any human pharmaceutical composition or preparation, in any dosage strength or size, for any mode of administration, containing Dapoxetine.

1.25 “Royalty Term” means, with respect to each country in which the Product is sold, on a Product by Product basis, that time period beginning on the first sale of Product in such country and expiring, on a country-by-country basis, on the later of the following:

(a) the [*] anniversary of the date of first commercial sale of Product in such country;

(b) the expiration in such country of the last-to-expire Licensed Patent with a Valid Claim; or

(c) the expiration of any applicable Data Exclusivity Period in such country.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.26 “Termination Date” means the date on which Lilly receives the payment provided for in Section 3.1(a) .

1.27 “Territory” means all countries of the world.

1.28 “Third Person” means Persons other than the Parties.

1.29 “Valid Claim” means a claim of an issued and unexpired Licensed Patent in a country which: (i) but for this Agreement, would be infringed by the manufacture, importation, use, offer for sale or sale or other disposition of Product by or on behalf of GenuPro, APBI Holdings or another Permitted Seller, (ii) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (iii) has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Article 2

Termination and Assignment

2.1 Termination of Development Agreement. Lilly, PPD and GenuPro hereby terminate the Development Agreement effective as of the Termination Date. As of the Termination Date, the Development Agreement shall have no further force or effect and no party thereto shall have any further right or obligation thereunder except that:

a. Termination of the Development Agreement shall not release or discharge any party from the performance of any obligation, the payment of any debt or responsibility for any liability which may have accrued prior to the Termination Date and remains to be performed, paid or discharged, as of the Termination Date. However, following the Termination Date, no further obligations under the Development Agreement shall by incurred by any party, except as specifically provided in subparagraphs b and c below.

b. The obligations of confidentiality set forth in Section 10.1 and 10.2 of the Development Agreement shall continue in effect for the period stated therein.

c. The obligations to indemnify set forth in Sections 14.03(a) of the Development Agreement shall continue in effect indefinitely, but only with respect to any cause of action arising prior to the Termination Date.

Without limiting the generality of the foregoing, following the Termination Date, Lilly shall have no further obligation to provide any assistance of any type to PPD or GenuPro in connection with the research, development, manufacturing or sale of Dapoxetine, Product or any other product.

2.2 Assignment of Licensed Patents. Concurrently with the execution of this Agreement, Lilly shall execute a Patent Assignment Agreement in the form attached hereto as Exhibit B transferring to APBI Holdings ownership of the Licensed Patents effective as of the Termination Date.

Article 3

Consideration

3.1 Payments from APBI Holdings to Lilly. Subject to and upon the terms and conditions of this Agreement, APBI Holdings shall make the following payments to Lilly:

(a) Upfront Payment to Lilly. Concurrently with the execution of this Agreement, APBI Holdings shall transfer to Lilly by Federal Reserve wire transfer to an account designated by Lilly the sum of sixty-five million U.S. dollars ($65,000,000) in immediately available funds.

(b) Royalty Payments from APBI Holdings to Lilly. APBI Holdings shall pay to Lilly a royalty of five percent (5%) on Net Sales of Product in excess of $800 million in annual Net Sales for any Calendar Year during the Royalty Term. Net Sales of all presentations and forms of Product shall be aggregated for purposes of determining annual

Net Sales. APBI Holdings shall pay royalties due hereunder concurrently with the remittance of the royalty report required by Section 3.2

(c) Third Party Payments. APBI Holdings shall pay when due any and all milestone, royalty and other similar obligations Lilly might be obligated to pay to a Third Party pursuant to an agreement between Lilly and such Third Party covering rights relating to any Product in accordance with the terms and conditions set forth in such agreement between Lilly and such Third Party. Lilly hereby represents and warrants to APBI Holdings that to the best of its knowledge, no agreements imposing such Third Party obligations exist as of the Effective Date.

(d) Form of Payment. All amounts payable to Lilly under Section 3.1 shall be paid in U.S. dollars by Federal Reserve electronic wire transfer in immediately available funds to an account designated in writing by Lilly (unless otherwise instructed by Lilly in writing).

3.2 Record Retention, Royalty Reports, and Royalty Payment Schedule. APBI Holdings shall keep (and shall require Permitted Sellers to keep) complete and accurate books and records that are necessary to ascertain and verify royalty payments owed to Lilly. Such records shall be kept in accordance with GAAP and APBI Holdings’ or its Permitted Sellers usual internal practices and procedures, consistently applied. GenuPro shall furnish Lilly with a quarterly report on Net Sales within sixty (60) days of the end of the first three Calendar Quarters in each Calendar Year and within seventy-five (75) days of the end of the last Calendar Quarter of each Calendar Year. Such report shall include a written report detailing: (i) the Net Sales for the previous Calendar

Quarter, broken down by country and between APBI Holdings, GenuPro and any Permitted Sellers, (ii) the royalty payment that is due and payable under Section 3.01(b) hereof if any, and (iii) the basis for calculating such Royalty Payment. APBI Holdings will mail such report to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Lilly Corporate Center, Indianapolis, Indiana, 46285. The amount of royalty payment due to Lilly shall be paid by APBI Holdings concurrently with the remittance of each royalty report.

3.3 Audits. APBI Holdings will keep full and accurate books and records relating to the performance required of it under this Agreement. Lilly will have the right, during regular business hours and upon reasonable advance notice, to have such books and records of APBI Holdings audited no more than one (1) time per Calendar Year so as to verify the accuracy of the information previously reported to Lilly. Lilly will, for purposes of such audit, utilize the services of an independent certified public accounting firm reasonably acceptable to APBI Holdings (which need not be APBI Holdings then current independent auditing firm.) Such audit may cover the two (2) calendar years preceding the date of the request for such audit. Such accountants will keep confidential any information obtained during such audit and will report to Lilly only their conclusions. The cost of such audit will be borne by Lilly; however, if the result of such audit shows that the amount owed to Lilly is [*] percent [*] or more greater than the amount paid, the cost of the audit will be borne by APBI Holdings. Within thirty (30) days after Lilly and APBI Holdings have received a copy of an audit report, APBI Holdings or Lilly, as

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

appropriate, will compensate the other Party for payment errors or omissions revealed by the audit. APBI Holdings will include in all future licenses of Licensed Patents, and any other agreements enabling a Third Person to be a Permitted Seller, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to the Product and granting APBI Holdings the right to have an independent public accounting firm audit the accuracy of the information reported by the licensee in connection therewith. At Lilly’s request, APBI Holdings shall invoke any rights it may have to audit a Permitted Seller and make the results of such audit available to Lilly promptly.

3.4 Taxes And Currency. Any and all taxes levied on any payments under this Agreement shall be the liability of and paid by Lilly. If laws or regulations require the withholding of such taxes, the taxes will be deducted by APBI Holdings from the payment and remitted by APBI Holdings to the proper tax authority, provided that APBI Holdings will furnish Lilly with a copy of the official tax receipt on such withholdings as soon as practicable after such withholding, and give Lilly such assistance as may be reasonably necessary to enable or assist Lilly to claim exemption or take credit therefrom, provided that Lilly reimburses APBI Holdings for any out of pocket expenses incurred by it in providing such assistance. Proof of payment shall be provided to Lilly within sixty (60) days after payment. APBI Holdings will reasonably cooperate with Lilly in pursuing tax refunds, if such refund is appropriate in Lilly’s determination, provided that Lilly reimburses APBI Holdings for any out of pocket expenses incurred by it in providing such assistance.

3.5 Late Payment. Any amounts not paid APBI Holdings when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which Lilly has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of [*] percent [*] plus the prime rate of interest quoted in the Money Rates (or equivalent) section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by law.

3.6 Guarantee of Payment. PPD hereby unconditionally guarantees the obligations of APBI Holdings to make payment to Lilly as provided herein. Such guarantee shall survive any transfer of ownership of APBI Holdings or any of its assets or the assignment by APBI Holdings of any of its obligations under this Agreement.

Article 4

Licenses

4.1 License Grants to Lilly. APBI Holdings and GenuPro, as applicable, hereby grants to Lilly:

(a) A perpetual, non-cancelable, fully paid-up, royalty free, exclusive (even as to APBI Holdings) license, with right to sublicense, under the GenuPro Know-How, GenuPro Improvements, GenuPro Manufacturing Know-How, and Licensed

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Patents to make, have made, use, sell, offer for sale, and import Dapoxetine and Product in the Territory solely for use in the Lilly Field.

(b) A perpetual, non-cancelable, fully paid-up, royalty free, non-exclusive license to use GenuPro Know-How, GenuPro Improvements, GenuPro Manufacturing Know-How and Licensed Patents for internal research purposes (which shall include the right to use with Lilly research partners) in the GenuPro Field.

(c) A perpetual, non-cancelable, fully paid-up, royalty free, exclusive (even as to APBI Holdings) license, with right to sublicense, under the GenuPro Know-How, GenuPro Improvements, GenuPro Manufacturing Know-How and Licensed Patents to make, have made, use, sell, offer for sale, and import Compounds in the Territory for use in the GenuPro Field and the Lilly Field.

4.2 License Grants to GenuPro. Lilly hereby grants to GenuPro and APBI Holdings an exclusive (even as to Lilly) license, with right to sublicense, under the Lilly Know-How, Lilly Manufacturing Know-How and Lilly Improvements to make, have made, use, sell, offer for sale, and import Dapoxetine and Products in the Territory solely for use in the GenuPro Field.

4.3 Notification of Sublicenses. In the event either APBI Holdings, GenuPro or Lilly sublicenses any of the license rights granted hereunder other than to an Affiliate, it shall promptly advise the others in writing of the identity of the sublicensee.

Article 5

Intellectual Property Matters

5.1 Intellectual Property Maintenance. Licensed Patents shall be filed, prosecuted and maintained worldwide by APBI Holdings or a Third Person patent counsel designated by APBI Holdings . Lilly will waive any conflict of interest that may arise as a result of such counsel representing the interests of both licensee and licensor. APBI Holdings shall have the ultimate responsibility for and control over such matters and shall bear all expenses incurred in filing, prosecuting and maintaining Licensed Patents. APBI Holdings or its designee shall keep Lilly reasonably informed of the filing, prosecution and maintenance of Licensed Patents, and shall furnish to Lilly copies of substantive documents (e.g., office actions, responses, etc.) relevant to any such efforts in advance with ten (10) working days for Lilly to review and provide comments on such documents, and shall use its reasonable efforts to incorporate the comments and suggestions of Lilly, if any. If APBI Holdings decides to allow any Licensed Patent to lapse without entry of the national phase in one or more countries designated in such application, or if APBI Holdings wishes to abandon or allow to lapse any Licensed Patent, APBI Holdings shall notify Lilly in writing not less than thirty (30) days prior to taking such action, and if Lilly so requests, APBI Holdings shall transfer and assign to Lilly its rights under the patent or patent application in the country or countries so affected and Lilly may assume control of the same at Lilly’s sole expense. In the event that APBI Holdings receives a restriction requirement from a patent office for a Licensed Patent that restricts out patent claims related only to Compounds, APBI Holdings shall inform Lilly in a timely manner to enable Lilly to pursue such patent claims independently of APBI Holdings, in which Lilly shall be solely responsible for all costs and expenses related thereto.

5.2 Improvements. Each party shall promptly notify the others upon the making conceiving or reducing to practice of any Lilly Improvement or GenuPro Improvement. Lilly shall own all Lilly Improvements and bear all patent prosecution costs related thereto and GenuPro shall own all GenuPro Improvements and bear all patent prosecution costs related thereto.

5.3 No Fiduciary Relationship. The Parties hereby expressly agree and acknowledge that they do not intend to create any type of fiduciary relationship as a result of the intellectual property maintenance provisions set forth in this Agreement. Without limitation or condition of the foregoing, Lilly agrees to provide APBI Holdings’ agent with any and all powers of attorney and other instruments necessary for APBI Holdings to conduct the filing, prosecution or maintenance of the Licensed Patents as provided in this Agreement, and Lilly acknowledges that any such power of attorney will make APBI Holdings’ agent an attorney-in-fact for Lilly with respect to the matter specified in the power of attorney or other instrument but will not create an attorney/client relationship or any other fiduciary relationship between Lilly and APBI Holdings’ agent except to the extent the Parties share a community of interest hereunder and under law.

5.4 Enforcement of Intellectual Property Rights. APBI Holdings and Lilly will promptly notify the other of any infringement or suspected infringement of Licensed Patents, that may come to its notice, and will provide the other party with information with respect thereto. If a Third Person infringes any intellectual property rights relating solely to the Licensed Patents, APBI Holdings will have the first right (but not the obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”), against such Third Person. Should APBI Holdings determine not to pursue Remedies with respect to any such intellectual property within sixty (60) days after receipt of written notice from Lilly requesting APBI Holdings to do so, then Lilly will have the right (but not the obligation) to pursue Remedies against such Third Person; provided, however, that such written notice from Lilly to APBI Holdings must state that APBI Holdings must take action on the subject matter contained within the notice within sixty (60) days of APBI Holding’s receipt thereof.

5.5 Assistance and Cooperation. If a Party pursues Remedies hereunder, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its out of pocket costs and expenses; and second, to the other Party to cover its out of pocket costs and expenses, if any, relating to the pursuit of such Remedies; and any remaining amount will be distributed [*] to the Party that pursued the Remedies and [*] to the other Party.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.6 Settlement of Litigation. No settlement, consent judgment or other final disposition of an action for infringement or validity of patent claims that relate in any material way to Compounds or the use of Dapoxetine in the Lilly Field, whether composition or method claims, may be entered into as to any Licensed Patent without Lilly’s prior written consent, which consent shall not be unreasonably withheld.

5.7 Infringement of Third Person Rights. If a Third Person institutes a patent, trade secret or other infringement suit against Lilly, APBI Holdings, GenuPro or a Permitted Seller during the term of this Agreement, alleging that the manufacture, marketing, sale, use or importation of Product (in the case of APBI Holdings, GenuPro or a Permitted Seller) or Compound (in the case of Lilly) infringes one or more patent or other intellectual property rights held by such Third Person (a “Claim”), then APBI Holdings or GenuPro will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such Claims as they relate to Product, and Lilly shall have the first right (but not the obligation) as they relate to Compound. A Claim received by APBI Holdings or GenuPro related to a Compound shall be forwarded immediately to Lilly, and a Claim received by Lilly related to a Product shall be forwarded immediately to GenuPro. In the event APBI Holdings or GenuPro is deemed to be a necessary party for any suit relating to Compound or Lilly requests any assistance from APBI Holdings or GenuPro, Lilly shall pay all out of pocket expenses, including attorney’s fees, incurred by APBI Holdings or GenuPro. Should either Party determine not to pursue the defense of a particular Claim, such Party shall notify the other Party within five (5) days after notice from the other Party requesting it to do so, then the requesting Party will have the right (but not the obligation), at its sole expense, to assume direction and control of such claims. Neither Party will have the right to settle or otherwise dispose of any such claim without the consent of other, which consent will not be unreasonably withheld. In the event Lilly is deemed to be a necessary party for any suit relating to Dapoxetine or APBI Holdings requests any assistance from Lilly, APBI Holdings shall pay all out of pocket expenses, including attorney’s fees, incurred by Lilly.

5.8 Patent Reporting. Within sixty (60) days after each Calendar Year, APBI Holdings shall provide Lilly with a written report describing the status of all Licensed Patents, including the patent country, patent and application numbers, filing date, issue date, expiration date, and any other relevant information requested by Lilly. Such report shall be mailed to Eli Lilly and Company, Lilly Royalty Administration in Finance, Lilly Corporate Center, Indianapolis, Indiana, 46285 with a copy to the General Patent Counsel.

5.9 Patent Cooperation. Each Party hereby agrees:

(a) to make its employees, agents and consultants reasonably available to the other Party at the other Party’s expense to the extent reasonably necessary to enable the Party responsible for prosecuting the Licensed Patents to undertake preparation, filing, prosecution and maintenance of the Licensed Patents;

(b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Licensed Patents; and

(c) to endeavor to reasonably coordinate its efforts with the other Party to minimize or avoid interference with the preparation, filing, prosecution and maintenance of the Licensed Patents.

5.10 Patent Marking. To the extent permitted by Applicable Laws, Lilly agrees to mark, and to cause any Affiliate or sublicensee to mark, Lilly’s Products (through a marking on containers, packaging or labels, or an Orange Book or like listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights necessary or desirable under Applicable Law to enable patent rights to be enforced to their full extent in any country where such Lilly’s Products are to be sold.

5.11 Trademarks. GenuPro or its licensee shall own all trademarks developed by GenuPro or its licensee used to identify a Product sold by GenuPro.

Article 6

Confidentiality

6.1 Confidential Information. The Parties agree that, unless the Receiving Party (as defined in the definition of “Confidential Information” in Article 1) obtains the prior written consent of the Disclosing Party (as defined in the definition of “Confidential Information” in Article 1), at all times during the term of this Agreement and for a [*] - year period following its expiration or earlier termination, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

indirectly for any purpose other than as contemplated by this Agreement any such Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date.

6.2 Limited Disclosure Permitted. Each Party may disclose Confidential Information to the extent that such disclosure is:

(a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena;

(b) otherwise required by law, in the opinion of legal counsel to the Receiving Party, provided that the Receiving Party shall advise the Disclosing Party in advance of any such disclosure and cooperates with the Disclosing Party in limiting the disclosure required.

(c) made by the Receiving Party to the governmental or regulatory authority as required to obtain or maintain marketing approval for the Product, provided that reasonable effort will be taken to ensure confidential treatment of such information;

(d) made by the Receiving Party to a Third Person as may be necessary or useful in connection with the manufacture, development and commercialization of the Product or Compound, provided that the Receiving Party will in each case obtain from the proposed Third Person recipient a written confidentiality agreement containing confidentiality and non-use obligations no less onerous than those set forth in this Agreement;

(e) made by the Receiving Party to a United States or foreign tax authority;

(f) made by the Receiving Party to its representatives; provided, however, that: (i) each such representative has a need to know such Confidential Information for purposes of this Agreement, (ii) the Receiving Party informs each representative receiving Confidential Information of its confidential nature, and (iii) the Receiving Party will be responsible for any breach of this Article 7 by any of its representatives to the same extent as if the breach were by the Receiving Party;

(g) made by a Receiving Party or any representative of the Receiving Party in the filing or publication of patents or patent applications relating to Licensed Patents, or any invention relating to a Compound or Product, to the extent such disclosure in the filing or publication of the patent or patent application is reasonably necessary for support of the patent or patent application;

(h) made by a Receiving Party in order to comply with applicable securities law disclosure requirements.

6.3 Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

6.4 Disclosure of Agreement. Except as contemplated herein, neither Party shall disclose this Agreement (nor a redacted version thereof) to any Third Person without the prior written consent of the other Party. Without limitation, these prohibitions apply to press releases, annual reports, prospectuses, public statements, educational and scientific conferences, promotional materials, governmental filings and discussions with public officials, securities analysts, investors and the media. However, subject to the requirements for review and approval that follow, this provision does not apply to a disclosure regarding this Agreement, which counsel to a Party has advised is required by Applicable Laws, to regulatory agencies such as the FDA, Securities and

Exchange Commission (“SEC”), Federal Trade Commission or Department of Justice. This includes requests for a copy of this Agreement or related information by tax authorities.

If any Party to this Agreement determines a release of information regarding the existence or terms of this Agreement is required by Applicable Laws, prior to any release of such information, that Party will notify the other Party in writing as soon as practical and provide as much detail as possible in relation to the disclosure required and, where possible under Applicable Laws, will endeavor in good faith to provide the other Party with a minimum of five (5) business days to review the proposed public statement. The Parties will then discuss what information, if any, will actually be released and that Party shall obtain the other Party’s prior written consent or conduct any actions it may reasonably take to prevent or limit the requested disclosure. In addition, Lilly shall have the right to review and comment on a redaction of this Agreement required by the SEC or other agencies and PPD shall use good faith in taking Lilly’s comments into account prior to releasing the redaction to the SEC or such agency.

Notwithstanding anything herein to the contrary, any Party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, and in accordance with Treas. Reg. § 1.6011 -4(b)(3), the tax treatment and tax structure of the transactions, not including confidential financial terms, contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such tax treatment and tax structure. PPD shall be required to obtain the consent of Lilly prior to issuing a press release announcing this Agreement and the transaction contemplated hereby.

6.5 Survival. The confidentiality and non-use obligations of this Article shall survive the termination or expiration of this Agreement.

Article 7

Representations, Warranties, Covenants, and Disclaimers

7.1 No Debarment. Each Party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and upon request each Party will certify in writing to the other Party that neither such Party, its employees, nor any Person providing services for such Party under this Agreement has been debarred under the provisions of such Act.

7.2 Corporate Existence. As of the Effective Date, each Party represents and warrants to the other that it is a company duly organized, validly existing, and, if relevant in its jurisdiction of formation, in good standing under the laws of the jurisdiction in which it is formed.

7.3 Authority to Execute and Perform. As of the Effective Date, each Party represents and warrants to the other that it:

(i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(ii) has taken all necessary action, corporate or otherwise, on its part required to authorize the execution and delivery of this Agreement; and

(iii) has duly executed and delivered this Agreement, which constitutes a legal, valid, and binding obligation of it and which is enforceable against it in accordance with this Agreement’s terms.

7.4 Authority to Transfer Licensed Patents. Lilly represents and warrants to APBI Holdings that Lilly is the owner of all right, title and interest in the Licensed Patents and is transferring the Licensed Patents to APBI Holdings free and clear of all liens, encumbrances, licenses, options and similar rights, other than those created by this Agreement. This provision shall not constitute a representation or warranty that the Licensed Patents are valid or enforceable or that practice of the Licensed Patents would not violate the intellectual property rights of others.

7.5 Authority to Grant Licenses. Each Party hereby represents and warrants to the other that to the best of its knowledge, it has the full right and power to grant the licenses set forth herein, in the manner and to that extent provided herein, free and clear of any adverse assignment, grant or other encumbrance inconsistent with such grant, except that, in the case of licenses granted by Lilly, such licenses are subject to the exceptions listed in Schedule 11.01 to the Development Agreement. In addition, neither Party makes any representation or warranty that exercise of the rights granted hereunder would not violate the intellectual property rights of Third Persons.

7.6 DISCLAIMER OF LILLY IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE, LILLY MAKES NO REPRESENTATION OR WARRANTY AS TO THE LICENSED PATENTS, LILLY KNOW-HOW, LILLY IMPROVEMENTS OR LILLY MANUFACTURING KNOW-HOW, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, INCLUDING ANY ASSURANCE THAT THE LICENSED PATENTS ARE VALID OR THAT THE MANUFACTURE OR SALE OF PRODUCTS WILL NOT VIOLATE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, APBI Holdings acknowledges that it has not and is not relying upon any implied warranty of merchantability or of fitness for a particular purpose or otherwise, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), validity, or likelihood of success of Product after the Effective Date.

7.7 DISCLAIMER OF APBI HOLDINGS, GENUPRO AND PPD IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE, APBI HOLDINGS, GENUPRO AND PPD MAKE NO REPRESENTATION OR WARRANTY AS TO THE LICENSED PATENTS, GENUPRO KNOW-HOW, GENUPRO IMPROVEMENTS OR GENUPRO MANUFACTURING KNOW-HOW, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, INCLUDING ANY ASSURANCE THAT THE LICENSED PATENTS ARE VALID OR THAT THE MANUFACTURE OR SALE OF PRODUCTS BY LILLY WILL NOT VIOLATE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. APBI HOLDINGS, GENUPRO AND PPD SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, Lilly acknowledges that it has not and is not relying upon any implied warranty of merchantability or of fitness for a particular purpose or otherwise, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), validity, or likelihood of success of a Product sold by Lilly after the Effective Date.

7.8 DISCLAIMER OF INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS ARISING FROM OR

RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICTS THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.

7.9 DILIGENCE. Neither Party shall have any obligation, either express or implied, to develop, market or sell any Product or Compound, or to otherwise exploit or commercialize any licenses granted hereunder.

Article 8

Indemnification

8.1 Indemnification.

(a) GenuPro’s Obligation. Except to the extent such Damages are due to negligence, gross negligence or willful misconduct by Lilly, or its officers, directors, employees or agents, GenuPro shall defend, indemnify and hold harmless Lilly and its officers, directors, employees and agents against any and all Damages resulting from or arising out of:

(i) any breach of any representation or warranty made by GenuPro, APBI Holdings or PPD in this Agreement or any documents executed in connection herewith;

(ii) the handling, possession, development, marketing, distribution, promotion, sale or use of Product by APBI Holdings, GenuPro or a Permitted Seller;

(iii) any product liability or other claim arising out of any allegation of injury caused by any person’s use of Product which Product is distributed or sold by APBI Holdings, GenuPro or any Permitted Seller or their respective agents or contractors;

(iv) the exercise of any right(s) under the Licensed Patents or Lilly Know-How, Lilly Improvements or Lilly Manufacturing Know-How, by APBI Holdings, GenuPro, its Permitted Seller and any other sublicensees; or

(v) APBI Holdings’ or GenuPro’s failure to comply in all material respects with Applicable Laws in connection with the performance of their respective obligations or the exercise of their respective rights hereunder.

(b) Lilly’s Obligation. Except to the extent such Damages are due to negligence, gross negligence or willful misconduct by APBI Holdings, GenuPro, or their officers, directors, employees or agents, Lilly shall defend, indemnify and hold harmless APBI Holdings, GenuPro, and their respective officers, directors, employees and agents against any and all Damages resulting from or arising out of any breach of:

(i) any breach of any representation or warranty made by Lilly in this Agreement or any document executed in connection herewith;

(ii) the handling, possession, development, marketing, distribution, promotion, sale or use of Product or Compound by Lilly;

(iii) any product liability or other claim arising out of any allegation of injury caused by any person’s use of Product or Compound, which Product or Compound is distributed or sold by Lilly or its sublicensees, agents or contractors;

(iv) the exercise of any right(s) under the Licensed Patents or GenuPro Know-How, GenuPro Improvements or GenuPro Manufacturing Know-How, by Lilly or its sublicensees; or

(v) Lilly’s failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations or the exercise of its rights hereunder.

8.2 Notice and Opportunity To Defend.

(a) Notice. Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to this Article, such Party (the “Indemnitee”) will give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnitee to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.

(b) Defense of Action. In case any action that is subject to indemnification under this Agreement shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate and, if it so desires, to assume the defense with counsel of the Indemnifying Party’s choice, which counsel shall be reasonably satisfactory to such Indemnitee. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense, the Indemnifying Party shall not be liable to such Indemnitee for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense.

(c) Indemnitee’s Separate Counsel. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnitee would present such counsel with a conflict of interest, and the Indemnifying Party does not elect to engage new counsel without such a conflict; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such action; or (iii) the Indemnifying Party shall authorize the Indemnitee to employ separate counsel at the Indemnifying Party’s expense.

(d) Settlement. If an Indemnifying Party assumes the defense of such action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless there is no finding or admission of any violation of law or any violation of the rights of the Indemnitee and no effect on any other claims that may be made against the Indemnitee. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability.

(e) Provision of Documents. If the Indemnifying Party chooses to defend any claim, the Indemnitee will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents within the control of the

Indemnitee which are made available to the Indemnifying Party hereunder will be held in confidence by the Indemnifying Party in accordance with this Agreement and will be disclosed by the Indemnitee to the Indemnifying Party only to the extent that such books, records or other documents relate to the claim.

(f) Conduct of Defense. Notwithstanding anything to the contrary in this agreement, the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner.

8.3 Indemnification Payment. Upon the final, unappealable determination of liability and the amount of the indemnification payment under this Article, the Indemnifying Party will pay such amount to the Indemnified Party in immediately available funds within thirty (30) business days after such determination.

8.4 Survival. The provisions of this Article will survive any termination or expiration of this Agreement. Each Indemnified Party’s rights under this Article will not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under this Article.

Article 9

Term and Termination

9.1 Term. The term of this Agreement will begin upon the Effective Date and, unless sooner terminated under this Article, will continue in full force and effect until the later of (i) the expiration of all Licensed Patents, (ii) the date of expiration of any patent encompassed within GenuPro Improvements or Lilly Improvements claiming inventions that would prevent in whole or in part the making, using, selling or importing of Product or Compound, or (iii) the date on which APBI Holdings has no remaining royalty payment obligations to Lilly under Section 3.1(b) .

9.2 Termination for Material Breach. Lilly may terminate this Agreement upon material breach thereof by APBI Holdings, PPD or GenuPro. APBI Holdings, PPD or GenuPro may terminate this Agreement upon material breach thereof by Lilly. The Party seeking to terminate this Agreement shall provide [*] days notice of termination to the defaulting Party, except in the case of monetary defaults, in which case [*] days notice shall be provided. This Agreement shall be deemed terminated as of the expiration of such [*] day period in the case of monetary defaults or [*] day period in the case of non-monetary defaults, unless prior thereto the defaulting Party has cured the default. If in the case of a non-monetary default such default is not capable of being cured within such [*] day period, and the defaulting Party is diligently pursuing the cure of such default, the defaulting party shall be given an additional [*] day period in which to cure such default. If the default remains uncured after such additional period, then this Agreement shall be deemed terminated. Any failure by APBI Holdings to make any payment to Lilly

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

required by Article 3, or any development of Dapoxetine by GenuPro for use outside the GenuPro Field, shall be deemed material breaches of this Agreement. Any development of Dapoxetine by Lilly for use inside the GenuPro Field (other than solely for research purposes as permitted under the licenses granted to Lilly in Article 4) shall be deemed a material breach of this Agreement.

Article 10

Miscellaneous

10.1 Independent Contractor. It is understood and agreed that the Parties shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for any of APBI Holdings, GenuPro or PPD, on the one hand, or Lilly, on the other to act as agent for the other.

10.2 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights to any Third Person.

10.3 Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by authorized representatives of the Parties.

10.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement.

10.5 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

10.6 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.7 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by prepaid express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by the Party; provided, that notices of a change of address shall be effective only upon receipt thereof):

For GenuPro, PPD and APBI Holdings:

3151 South 17th Street

Wilmington, NC 28412

Fax No. (910) 772-6951

Attn: CEO

With a copy to the attention of the General Counsel at the same address.

For Lilly:     Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

United States of America

Attention: General Counsel

10.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, United States, excluding any choice of law rules which may direct the application of the law of any other jurisdiction. However, the scope, validity and enforceability of any patents encompassed within the scope of this Agreement shall be determined in accordance with the applicable laws of the countries in which such patents have issued. In the event of any dispute involving this Agreement, the parties, before seeking any judicial relief, shall submit the matter to an executive officer of GenuPro, APBI Holdings and PPD and a Lilly executive at the executive director or higher level. If such executives are unable to resolve the matter within fifteen (15) days of the date on which the matter was referred to them, then either party shall be free to seek judicial relief. Notwithstanding the foregoing, either party may seek immediate judicial relief in the event it believes that it will suffer irreparable injury.

10.9 Assignability. During the term of this Agreement, none of the Parties shall assign any benefit or burden under this Agreement without prior written consent of the other Parties, which shall not be unreasonably withheld, except that (i) each Party may assign its rights and obligations under this Agreement to (A) an Affiliate, (B) to any Person with which it may merge or consolidate, (C) to any Person to whom it may transfer substantially all of its assets to which this Agreement relates, or (D) to any Person which may acquire such Party (including, in each case, any company created as a new vehicle upon any such merger, transfer or acquisition), and (ii) APBI Holdings, GenuPro or Lilly may transfer any and all of its rights to a sublicensee as provided by this Agreement, and (iii) APBI Holdings may assign the Licensed Patents to any Person, provided, however, that in the case of (iii) APBI Holdings shall remain liable for all financial obligations to Lilly, including payment of the royalty provided for in Section 3.1(b), and the assignee shall assume all obligations under this Agreement relating to patent maintenance and cooperation on patent litigation and related matters.

10.10 Jointly Prepared. This Agreement will be deemed to have been drafted by the Parties and will not be construed against any Party as the draftsperson hereof.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

10.12 Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

IN WITNESS WHEREOF, the Parties by their respective authorized representatives, have executed this Agreement.

Pharmaceutical Product Development, Inc.

By:
Name
Title

GENUPRO, INC.

By:
Name
Title

APBI HOLDINGS, LLC

By:
Name
Title

ELI LILLY AND COMPANY

By:
John C. Lechleiter
Executive Vice President
Pharma Products/Corporate Development Pharma Products Administration

EXHIBIT A

LICENSED PATENTS

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT B

ASSIGNMENT

WHEREAS Eli Lilly and Company, an Indiana corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, (hereinafter “Lilly”) is the assignee of all right, title and interest in inventions that are the subject of patents and patent applications (“Applications”) as listed herein below; and

WHEREAS APBI Holdings, LLC, a wholly-owned subsidiary of Pharmaceutical Product Development, Inc., and a limited liability company organized under the laws of the State of North Carolina (hereinafter “APBI Holdings”), wishes to acquire the entire interest in Applications;

NOW, THEREFORE, in consideration of the mutual benefits as set forth in the Termination and License Agreement, effective December 18, 2003, by and between Lilly and APBI Holdings, and other good and valuable consideration, the receipt of which is hereby acknowledged, Lilly assigns to APBI Holdings, its successors and assigns, its entire right, title and interest in, to and under Applications, including all priority rights for other countries arising therefrom, all inventions therein disclosed, and any and all present or future patent applications applicable to such inventions that may be filed in any country, inclusive of, but not limited to, continuations, continuations-in-part, divisions, substitutions, reexaminations, reissues, international applications filed under the PCT, United States provisional patent applications, subsequent United States provisional patent applications claiming some or all of this invention, certificates of addition, utility models, petty patents, and including any, supplementary protection certificates and related patent term extensions which may be granted for Letters Patent with respect to Applications; all of the above to be held and enjoyed by APBI Holdings for its own use and enjoyment to the full end of the term or terms for which such Letters Patent and related intellectual property rights may be granted, as fully and entirely as the same would have been held and enjoyed by Lilly had this Assignment to APBI Holdings not been made.

PATENTS AND PATENT APPLICATIONS ASSIGNED:

[*]

Lilly covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this Assignment.

Lilly further covenants and agrees with APBI Holdings that upon request Lilly will, without further consideration than that now paid, but at the sole expense of APBI Holdings (including reasonable charges for the time of Lilly personnel), provide reasonable (i) cooperation in the further prosecution of Applications, as for example facilitating the execution of related documents, facilitating communication of facts relating to such inventions or the histories thereof; (ii) cooperation in any interference proceedings, litigation discovery proceedings and depositions, oppositions, cancellation proceedings, priority contests, public use proceedings, administrative agency proceedings, litigation and other court actions and the like; (iii) facilitation of the execution and delivery of any related application papers, affidavits, declarations, assignments, or other related instruments; and (v) facilitation of all other acts which, in the opinion of counsel for Lilly, may be necessary or desirable to secure the grant of Letters Patent and related intellectual property to APBI Holdings or its nominees, in the United States and in all other countries where APBI Holdings may desire to have such inventions, patented.

IN WITNESS WHEREOF Lilly, by its authorized representative, has executed this assignment on the date indicated below.

Date	John C. Lechleiter
Executive Vice President
Pharma Products/Corporate Development
Pharma Products Administration

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

UNITED STATES OF AMERICA

STATE OF INDIANA	)	SS:
)
COUNTY OF	)

Before me, a Notary Public for              County, State of Indiana, personally appeared              and acknowledged the execution of the foregoing instrument this              day of             , 2003.

Notary Public

ACKNOWLEDGED BY APBI Holdings’ authorized representative:

Date	Name
Title

UNITED STATES OF AMERICA

STATE OF NORTH CAROLINA	)
) SS:
COUNTY OF )

Before me, a Notary Public for              County, State of North Carolina, personally appeared              and acknowledged the execution of the foregoing instrument this              day of             , 2003.

Notary Public

48